                                                                     EXHIBIT 2.1

                                                            BLAKE DAWSON WALDRON
                                                                  LAWYERS
                                                            --------------------



                              SHARE SALE AGREEMENT




                                  NAUTRONIX LTD

                               ABN 28 009 019 603

                             MITCHAM INDUSTRIES INC




                  Level 19
            Forrest Centre             DECEMBER 2002
   221 St George's Terrace        REF:  09-1330-0731
           PERTH  WA  6000
Telephone:  (08) 9366 8000
      Fax:  (08) 9366 8111

                                    CONTENTS



1.       INTERPRETATION                                                                                      1

         1.1      Definitions                                                                                1
         1.2      Rules for interpreting this document                                                       3
         1.3      Multiple parties                                                                           5
         1.4      Business Days                                                                              5

2.       AGREEMENT TO SELL AND BUY THE SHARES                                                                5

         2.1      Sale and purchase                                                                          5
         2.2      Title property and risk                                                                    5

3.       CONDITIONS                                                                                          6

         3.1      Conditions precedent to Completion                                                         6
         3.2      Waiver of conditions                                                                       6
         3.3      Obligation to satisfy conditions                                                           6
         3.4      Result of non-satisfaction of conditions                                                   6
         3.5      NIXAP Equipment                                                                            7

4.       COMPLETION                                                                                          7

         4.1      Time and place of Completion                                                               7
         4.2      Obligations of Seller at Completion                                                        7
         4.3      Obligations of Buyer at Completion                                                         8
         4.4      What corporate actions the Seller must arrange on Completion                               8
         4.5      Seller's obligations until registration                                                    9
         4.6      Buyer's obligation to register                                                             9

5.       WARRANTIES                                                                                          9

         5.1      Seller's Warranties                                                                        9
         5.2      Seller's indemnity                                                                         9
         5.3      Threshold for claims                                                                       9
         5.4      Cap on claims                                                                              9
         5.5      Time limits for bringing claims                                                           10
         5.6      Buyer's Warranties                                                                        10
         5.7      Buyer's indemnity                                                                         11
         5.8      Threshold for claims                                                                      11
         5.9      Cap on claims                                                                             11
         5.10     Time limits for bringing claims                                                           11
         5.11     Knowledge of Buyer                                                                        11
         5.12     No Further Warranties                                                                     12
         5.13     Buyer acknowledges opportunity for advice and inquiries                                   13
         5.14     Buyer not aware of a Warranty Breach                                                      13

6.       TERMINATION                                                                                        13

         6.1      Breach                                                                                    13
         6.2      Notice of termination                                                                     13

         6.3      Surviving clauses                                                                         14
         6.4      Deposit                                                                                   14

7.       CONFIDENTIALITY AND DISCLOSURES                                                                    14

         7.1      Confidentiality                                                                           14
         7.2      Obligations of confidentiality                                                            14
         7.3      Exceptions to obligations of confidentiality                                              15
         7.4      Return of Confidential Information                                                        15
         7.5      Warranties                                                                                15
         7.6      Disclosure by Company                                                                     16
         7.7      Confidentiality of the agreement                                                          16

8.       SELLER'S CONTINUING RIGHT TO ACCESS DOCUMENTS                                                      16


9.       COSTS AND STAMP DUTY                                                                               17

         9.1      Costs generally                                                                           17
         9.2      Stamp duty generally                                                                      17

10.      NOTICES                                                                                            17

         10.1     How to give a notice                                                                      17
         10.2     When a notice is given                                                                    17
         10.3     Address for notices                                                                       18

11.      AMENDMENT AND ASSIGNMENT                                                                           18

         11.1     Amendment                                                                                 18
         11.2     Assignment                                                                                18

12.      GENERAL                                                                                            18

         12.1     Governing Law                                                                             18
         12.2     Giving effect to this document                                                            18
         12.3     Waiver of rights                                                                          19
         12.4     Operation of this document                                                                19
         12.5     Operation of indemnities                                                                  19
         12.6     GST                                                                                       19
         12.7     Consents                                                                                  20
         12.8     No merger                                                                                 20
         12.9     Counterparts                                                                              20
         12.10    Attorneys                                                                                 20

13.      TND                                                                                                20


Schedules
1        DISCLOSURES                                                                                        22
2        SELLER'S WARRANTIES                                                                                23
3        NIXAP EQUIPMENT                                                                                    30

                              SHARE SALE AGREEMENT

DATE      December 2002

PARTIES

         NAUTRONIX LIMITED ABN 28 009 019 603 (the "SELLER")

         MITCHAM INDUSTRIES INC (a company incorporated in Texas) (the "BUYER")

RECITALS

A.       The Seller is the beneficial owner of the Shares of the Company.

B.       The Company is a wholly owned subsidiary of the Seller.

C. The Seller wishes to sell to the Buyer and the Buyer wishes to buy from the Seller the Shares on the terms of this document.

OPERATIVE PROVISIONS

1.       INTERPRETATION

1.1      DEFINITIONS

         "AUTHORISATION" means:

         (a) an authorisation, consent, declaration, exemption, notarisation or waiver, however it is described; and

         (b) in relation to anything that could be prohibited or restricted by law if a Government Agency acts in any way within a specified period, the expiry of that period without that action being taken, including any renewal or amendment.

         "BUSINESS DAY" means:

         (a) for determining when a notice, consent or other communication is given, a day that is not a Saturday, Sunday or public holiday in the place to which the notice, consent or other communication is sent; and

         (b) for any other purpose, a day (other than a Saturday, Sunday or public holiday) on which banks are open for general banking business in Perth, Western Australia.

         "BUYER CLAIM" means a claim against the Seller under a Warranty or under an indemnity in this document.

         "BUYER'S WARRANTY" means each of the warranties and representations referred to in clause 5.6.

         "COMPANY" means Seismic Asia Pacific Pty Ltd ABN 31 083 755 104.

         "COMPLETION" means completion of the sale and purchase of the Shares under clause 5.

         "COMPLETION DATE" means 23 December 2002 or such later date which is agreed in writing by the parties.

         "CORPORATIONS ACT" means the Corporations Act 2001 (Cth).

         "ENCUMBRANCE" means a mortgage, charge, pledge, lien, hypothecation or title retention arrangement, a right of set-off or right to withhold payment of a deposit or other money, a notice under section 255 of the Income Tax Assessment Act 1936, section 260-5 in schedule 1 to the Taxation Administration Act 1953 or any similar legislation, or an easement, restrictive covenant, caveat or similar restriction over property, or an agreement to create any of them or to allow any of them to exist.

         "GOVERNMENT AGENCY" means:

         (a)      a government or government department or other body;

         (b)      a governmental, semi-governmental or judicial person; or

         (c) a person (whether autonomous or not) who is charged with the administration of a law.

         "GST" means:

         (a)      the same as in the GST Law;

         (b) any other goods and services tax, or any Tax applying to this transaction in a similar way; and

         (c) any additional tax, penalty tax, fine, interest or other charge under a law for such a Tax.

         "GST LAW" means the same as "GST law" means in the A New Tax System (Goods & Services Tax) Act 1999.

         "INSOLVENCY EVENT" means, for a person, being in liquidation or provisional liquidation or under administration, having a controller (as defined in the Corporations Act) or analogous person appointed to it or any of its property, being taken under section 459F(1) of the Corporations Act to have failed to comply with a statutory demand, being unable to pay its debts or otherwise insolvent, dying, ceasing to be of full legal capacity or otherwise becoming incapable of managing its own affairs for any reason, taking any step that could result in the person becoming an insolvent under administration (as defined in section 9 of the Corporations Act), entering into a compromise or arrangement with, or assignment for the benefit of, any of its members or creditors, or any analogous event.

         "LAST ACCOUNTS" means the audited balance sheet and profit and loss accounts of the Company for the year ended on the Last Accounts Balance Date, true copies of which are exhibited as Exhibit "A" to this agreement and initialled for the purposes of identification by an officer of the Seller and an officer of the Buyer.

         "LAST ACCOUNTS BALANCE DATE" means 30 June 2002.

         "LOSS OR CLAIM" means, in relation to any person, a damage, loss, cost, expense or liability incurred by the person or a claim, demand, action, proceeding or judgment made against the person, however arising and whether present or future, fixed or unascertained, actual or contingent.

         "NAB" means National Australia Bank Limited.

         "NIXAP EQUIPMENT" means all of the equipment set out in Schedule 3 to this document currently owned by Nautronix Asia Pacific Pte Ltd and used in its business.

         "PURCHASE PRICE" means $1,330,000.

         "SHARES" means all of the issued shares in the capital of the Company.

         "REVENUE AUTHORITY" means any Australian Federal, State, Territory or local governmental authority or instrumentality in respect of Tax.

         "SSI CONTRACT" means the contract dated 23 July 1997 between Seismic Supply International Pty Ltd and SeaBeam Instruments Inc (now Harris Acoustic Products Corp).

         "SUPERANNUATION COMMITMENT" means any legal liability (whether arising under an industrial award or agreement or otherwise) or voluntary commitment to make contributions to any superannuation fund, pension scheme or other arrangement which will provide directors or employees of the Company or their respective dependants with pensions, annuities, lump sum or any other payments upon retirement or earlier death or otherwise.

         "TAX" means a tax, levy, duty, charge, deduction or withholding, however it is described, that is imposed by law or by a Government Agency, together with any related interest, penalty, fine or other charge

         "TAX ACT" means the Income Tax Assessment Act 1936, the Taxation Administration Act 1953, Income Tax Rates Act 1986 and other rating Acts, the Income Tax Assessment Act 1997, the Income Tax Regulations and related Commonwealth income taxation legislation and regulations.

         "TND" means the potential Thales Navigation debt of $407,000.

         "WARRANTY" means each of the warranties and representations referred to in clause 5.1.

1.2      RULES FOR INTERPRETING THIS DOCUMENT

         Headings are for convenience only, and do not affect interpretation. The following rules also apply in interpreting this document, except where the context makes it clear that a rule is not intended to apply.

         (a)      A reference to:

                  (i) legislation (including subordinate legislation) is to that legislation as amended, re-enacted or replaced, and includes any subordinate legislation issued under it;

                  (ii) a document or agreement, or a provision of a document or agreement, is to that document, agreement or provision as amended, supplemented, replaced or novated;

                  (iii) a party to this document or to any other document or agreement includes a permitted substitute or a permitted assign of that party;

                  (iv) a person includes any type of entity or body of persons, whether or not it is incorporated or has a separate legal identity, and any executor, administrator or successor in law of the person; and

                  (v) anything (including a right, obligation or concept) includes each part of it.

         (b)      A singular word includes the plural, and vice versa.

         (c)      A word which suggests one gender includes the other genders.

         (d) If a word is defined, another part of speech has a corresponding meaning.

         (e) If an example is given of anything (including a right, obligation or concept), such as by saying it includes something else, the example does not limit the scope of that thing.

         (f) The word "AGREEMENT" includes an undertaking or other binding arrangement or understanding, whether or not in writing.

         (g) Where an expression is defined anywhere in this document, it has the same meaning throughout.

         (h) A reference to "DOLLARS" or "$" is to an amount in Australian currency.

         (i) A reference to this document includes the agreement recorded by this document.

         (j) Words defined in the GST Law have the same meaning in clauses 1.2(k), 1.2(l) and 12.6.

         (k) If a person is a member of a GST group, references to GST which the person must pay and to input tax credits to which the person is entitled include GST which the representative member of the GST group must pay and input tax credits to which the representative member is entitled.

         (l) If a person is notionally liable to pay GST or is liable to pay an amount which is treated as GST under the GST Law, references to GST which the person must pay extend to any notional liability of the person to pay GST and references to an input tax credit extend to any notional input tax credit to which the person is entitled.

         (m) A reference to a matter being "TO THE SELLER'S KNOWLEDGE AND BELIEF" means that the matter is to the actual knowledge of the Seller.

         (n) Where a warranty is qualified by the expression "TO THE SELLER'S KNOWLEDGE AND BELIEF" the warranty is deemed to include a further warranty by the Seller that the warranty is made after enquiry has been made by the Seller as to the relevant matters.

1.3      MULTIPLE PARTIES

         If a party to this document is made up of more than one person, or a term is used in this document to refer to more than one party:

         (a)      an obligation of those persons is joint and several;

         (b)      a right of those persons is held by each of them severally;
                  and

         (c) any other reference to that party or term is a reference to each of those persons separately, so that (for example) a representation, warranty or undertaking is given by each of them separately.

1.4      BUSINESS DAYS

         If the day on or by which a person must do something under this document is not a Business Day:

         (a) if the act involves a payment that is due on demand, the person must do it on or by the next Business Day; and

         (b) in any other case, the person must do it on or by the previous Business Day.

2.       AGREEMENT TO SELL AND BUY THE SHARES

2.1      SALE AND PURCHASE

         Subject to clause 3, the Seller as beneficial owner sells to the Buyer and the Buyer buys from the Seller, the Shares (together with all benefits, rights and entitlements accrued or attaching to the Shares) free from any security or third party interest for the Purchase Price and otherwise on the terms of this document.

2.2      TITLE PROPERTY AND RISK

         The title to, property in and risk of the Shares:

         (a)      until Completion, remains solely with the Seller; and

         (b)      passes to the Buyer on and from Completion.

3.       CONDITIONS

3.1      CONDITIONS PRECEDENT TO COMPLETION

         The obligations of the parties to complete the sale and purchase of the Shares do not become binding unless each of the following conditions are satisfied, or waived under clause 3.2:

         (a) the Seller obtains a full and unconditional release from NAB of the guarantee and indemnity provided by the Company to NAB;

         (b) simultaneously with Completion, the Buyer completing its acquisition of the NIXAP Equipment from Nautronix Asia Pacific Pte Limited for an amount of $200,000; and

         (c)      the Buyer has paid a deposit of $100,000 to the Seller.

3.2      WAIVER OF CONDITIONS

         The Seller may, in its absolute discretion and subject to any conditions that the Seller thinks fit to impose, waive a condition referred to in clause 3.1(b) or (c) by notice to the Buyer.

         The condition in clause 3.1(a) may only be waived by written notice from both the Buyer and the Seller subject to any conditions imposed in those notices by both parties.

3.3      OBLIGATION TO SATISFY CONDITIONS

         Where clause 3.1 specifies that a party must do an act in relation to the satisfaction of a condition, the specified party must do the specified act in accordance with clause 3.1 and, in any event, the Seller and the Buyer must:

         (a) use their respective best endeavours (other than waiver) to ensure that the conditions referred to in clause 3.1 are fulfilled on or before the Completion Date; and

         (b) keep each other informed of any circumstances which may result in any of those conditions not being satisfied in accordance with its terms.

3.4      RESULT OF NON-SATISFACTION OF CONDITIONS

         If the conditions referred to in clause 3.1 are not satisfied or waived under clause 3.2 on or before the Completion Date, then all rights and obligations under this document other than:

         (a)      this clause 3 and clauses 1 and 6 to 12; and

         (b)      rights that accrue before that date,

         terminate on that date.

3.5      NIXAP EQUIPMENT

         As contemplated by clause 3.1(b), the Buyer acknowledges and agrees that it will purchase the NIXAP Equipment from Nautronix Asia Pacific Pte Limited for an amount of $200,000 and completion of this purchase shall be simultaneous with completion of the sale of the Shares. This obligation will cease if this condition precedent is waived in accordance with clause 3.2. The Seller will use its best endeavours to procure that Nautronix Asia Pacific Pte Limited executes any documents necessary to effect such transfer and the Buyer undertakes to execute such documents. The Buyer acknowledges that no warranties or representations are made by the Seller or Nautronix Asia Pacific Pte Limited in relation to the NIXAP Equipment (including warranties as to condition and fitness for purpose), excepting as set out in Schedule 2 to this document, and all other warranties and representations are excluded to the fullest extent permitted by law.

4.       COMPLETION

4.1      TIME AND PLACE OF COMPLETION

         Completion is to occur on the Completion Date at the offices of the Seller's solicitors, 221 St George's Terrace, Perth, Western Australia, or at any other time or place agreed in writing by the parties.

4.2      OBLIGATIONS OF SELLER AT COMPLETION

         At Completion the Seller must deliver or cause to be delivered to the
         Buyer:

         (a)      the share certificates for the Shares;

         (b) transfers of the Shares naming as transferee the Buyer or its nominees which have been duly executed in blank by the respective holders and are in registrable form;

         (c) an irrevocable consent and waiver by the Seller of their rights of pre-emption under clause 27 of the constitution of the Company;

         (d) the written resignations of each director, secretary and public officer of the Company;

         (e) proxy forms duly completed in accordance with the Company's constitution or powers of attorney appointing the Buyer's nominees as proxy or attorney of the registered holder of the Shares; and

         (f) any other document which the Buyer requires to obtain good title to the Shares and to enable the Buyer to cause the registration of the Shares in the name of the Buyer or its nominee;

         (g) the common seal, secretarial volume, asset register, all other registers, management accounts, budgets and all books of accounts, ledgers, records, cheque books, documents and other papers of any kind of the Company to the extent that they are not located at the Company's principal place of business in Queensland; and

         (h) subject to clause 3.2, the NIXAP Equipment (with delivery details to be specified by the Buyer as at Completion).

4.3      OBLIGATIONS OF BUYER AT COMPLETION

         At Completion the Buyer must:

         (a) pay the Purchase Price to the Seller or as the Seller may direct by notice to the Buyer, in cash or by bank cheque or in any other form that the parties may agree in writing;

         (b) subject to clause 3.2, pay $200,000 to Nautronix Asia Pacific Pte Limited as consideration for the purchase of the NIXAP Equipment, as Nautronix Asia Pacific Pte Limited may direct by notice to the Buyer, in cash or by bank cheque or in any other form that the Buyer and Nautronix Asia Pacific Pte Limited may agree in writing;

         (c) provide a written consent of each person nominated by the Buyer to act as a director, secretary or public officer of the Company;

         (d) do and execute all other acts and documents which this document requires the Buyer to do or execute at Completion.

         The parties acknowledge that upon Completion the deposit of $100,000 shall vest in the Seller on Completion and shall be part satisfaction of the Purchase Price pursuant to paragraph (a) of this clause.

4.4      WHAT CORPORATE ACTIONS THE SELLER MUST ARRANGE ON COMPLETION

         At Completion the Seller must ensure that a duly convened meeting of the directors of the Company is held, and that resolutions for the following are passed at those meetings:

         (a) (APPROVE TRANSFERS) subject to payment of stamp duty, to approve transfer of the Shares to the Buyer, to register the transfers of the Shares, to issue a new share certificate for the Shares in the name of the Buyer and to cancel the existing share certificates;

         (b) (APPOINT OFFICERS) to appoint as additional directors, secretaries and public officers of the Company persons nominated by the Buyer before Completion by notice to the Seller (except any nominee who has not provided a written consent to act);

         (c) (CHANGE BANK SIGNATORIES) to revoke any existing authority to operate an account or safety deposit box with a bank or a financial institution, and to appoint instead as signatories of the accounts and deposit boxes of the Company the persons nominated by the Buyer before Completion by notice to the Seller;

         (d) (RETIREMENTS) to note the resignations of the directors, secretaries and public officer of the Company, with effect from the end of that meeting, by the written resignations provided under clause 4.2(d).

4.5      SELLER'S OBLIGATIONS UNTIL REGISTRATION

         After Completion and until the Shares are registered in the name of the Buyer and any nominee, the Seller must attend general meetings of the Company, vote at those meetings and take all other action as registered holder of the Shares as the Buyer may lawfully require by notice.

4.6      BUYER'S OBLIGATION TO REGISTER

         The Buyer must ensure that registration of the transfer of the Shares takes place as soon as possible after Completion.

5.       WARRANTIES

5.1      SELLER'S WARRANTIES

         The Seller warrants and represents to the Buyer, as an inducement to the Buyer to enter into this document and to purchase the Shares and the NIXAP Equipment, and it is a condition of this document that, except as set out in Schedule 1, each of the statements set out in
         Schedule 2 is true, complete and accurate, both at the date of this document and at the Completion Date (except that where a Warranty refers to only one of those dates, that Warranty is given only as at that date).

5.2      SELLER'S INDEMNITY

         The Seller indemnifies the Buyer on a full indemnity basis against:

         (a) any Loss or Claim of or against the Buyer and the Company to the extent that the claim arises from or is connected with any breach of any of the Warranties or any other term of this document by the Seller; and

         (b) any Loss or Claim of or against the Buyer by reason of the Shares or the NIXAP Equipment being worth less than they would have been worth had that breach not occurred.

5.3      THRESHOLD FOR CLAIMS

         The Buyer cannot make any claim for breach of any Warranty, under an indemnity in this document, or based on a breach of any provision of this document unless the amount claimed by the Buyer or aggregate amount of all claims of the Buyer exceeds $50,000, and then the Buyer may claim the full amount including the first $50,000.

5.4      CAP ON CLAIMS

         The aggregate liability of the Seller for claims for breach of Warranty, under an indemnity in this document, or based on a breach of any provision of this document, is limited to $500,000, but any interest on the amount of a claim included in any judgment, or any interest upon any judgment for a claim, or any costs of proceedings for a claim payable by the Seller, may be claimed and are not to be counted in calculating this limit.

5.5      TIME LIMITS FOR BRINGING CLAIMS

         The Buyer cannot make any claim for breach of any Warranty, under an indemnity in this document, or based on a breach of any provision of this document, and the liability of the Seller for a claim is absolutely barred, unless the Buyer gives to the Seller within 1 year after Completion, notice of the claim describing the proposed claim sufficiently to put the Seller fairly on notice of the matter in question, and (to the extent the Buyer is reasonably able) of the likely amount of the claim.

5.6      BUYER'S WARRANTIES

         The Buyer warrants and represents to the Seller, as an inducement to the Seller to enter into this document and to sell the Shares, and it is a condition of this document that, at the date of this document:

         (a)      (STATUS) it is a company limited by shares;

         (b) (POWER) it has full legal capacity and power to enter into this document and to carry out the transactions that it contemplates;

         (c) (CORPORATE AUTHORITY) it has taken all corporate action that is necessary or desirable to authorise its entry into this document and its carrying out the transactions that it contemplates;

         (d) (AUTHORISATIONS) it holds each Authorisation that is necessary or desirable to:

                  (i) execute this document and to carry out the transactions that it contemplates; or

                  (ii) ensure that this document is legal, valid, binding and admissible in evidence,

                  and it is complying with any conditions to which any of these Authorisations is subject;

         (e) (DOCUMENTS EFFECTIVE) this document constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms (except to the extent limited by equitable principles and laws affecting creditors' rights generally), subject to any necessary stamping or registration;

         (f) (NO CONTRAVENTION) neither its execution of this document nor the carrying out by it of the transactions that it contemplates, does or will:

                  (i) contravene any law to which it or any of its property is subject or any order of any Government Agency that is binding on it or any of its property;

                  (ii)   contravene any Authorisation;

                  (iii) contravene any undertaking or instrument binding on it or any of its property; or

                  (iv)   contravene its constitution;

         (g) (NO LITIGATION) no litigation, arbitration, mediation, conciliation or administrative proceedings are taking place, pending, or to the knowledge of any of its officers after due inquiry, threatened which, if adversely decided, could have a material adverse effect on its ability to perform its obligations under this document;

         (h)      (NO INSOLVENCY) it is not affected by an Insolvency Event; and

         (i) (NO TRUST) it is not entering into this document as trustee of any trust or settlement.

5.7      BUYER'S INDEMNITY

         The Buyer indemnifies the Seller on a full indemnity basis against any Loss or Claim of or against the Seller to the extent that the claim arises from or is connected with any breach of any of the warranties of the Buyer under clause 5.6 or any other term of this document by the Buyer.

5.8      THRESHOLD FOR CLAIMS

         The Seller cannot make any claim for breach of any Buyer's Warranty, under an indemnity in this document, or based on a breach of any provision of this document unless the amount claimed by the Seller or aggregate amount of all claims of the Seller exceeds $50,000, and then the Seller may claim the full amount including the first $50,000.

5.9      CAP ON CLAIMS

         The aggregate liability of the Buyer for claims for breach of Buyer's Warranty, under an indemnity in this document, or based on a breach of any provision of this document, is limited to $500,000, but any interest on the amount of a claim included in any judgment, or any interest upon any judgment for a claim, or any costs of proceedings for a claim payable by the Seller, may be claimed and are not to be counted in calculating this limit.

5.10     TIME LIMITS FOR BRINGING CLAIMS

         The Seller cannot make any claim for breach of any Buyer's Warranty, under an indemnity in this document, or based on a breach of any provision of this document, and the liability of the Buyer for a claim is absolutely barred, unless the Seller gives to the Buyer within 1 year after Completion, notice of the claim describing the proposed claim sufficiently to put the Buyer fairly on notice of the matter in question, and (to the extent the Seller is reasonably able) of the likely amount of the claim.

5.11     KNOWLEDGE OF BUYER

         The Warranties are qualified by, and the Buyer cannot make a Buyer Claim in relation to:

         (a) any information available to the public generally, or available to the Buyer on enquiry of any government agency, for example, the Australian Securities and Investments Commission, IP Australia, the Land Titles Office, the Environment Protection Authority or any court registry;

         (b) any information about the Seller, the business or the Company or any of the assets of the Company or the Seller available to the public generally, or available to any buyer, from any stock exchange;

         (c) any information publicly available at the time of signing this document;

         (d) anything which would be revealed by or apparent from physical inspection of the Premises, any fixtures on the Premises, any plant and equipment or the NIXAP Equipment or the inventory at the time of signing this document;

         (e) anything the Buyer should know, having regard to the opportunities of the Buyer or any adviser of the Buyer to make enquiries of the Seller;

         (f) anything which the Buyer or any officer, employee, agent or adviser of the Buyer actually knows before Completion;

         (g) anything which the Buyer or any officer, employee, agent or adviser of the Buyer ought to have known before Completion if acting with reasonable care and diligence, including as a result of the Buyer's investigation of the Business or any of the assets or Premises or fixtures on Premises made by the Buyer;

         (h) anything which a reasonable person in the position of the Buyer or in the position of any adviser of the Buyer would have found after due inquiry prompted by, or might reasonably infer or suspect from, any information falling within (a) to
                  (g) above; and

         (i) anything a person in the position of the Seller or an adviser of the Seller could reasonably expect the Buyer to know itself or through any of its advisers, having regard to the apparent expertise and experience of the Buyer or of any adviser of the Buyer in the relevant industry, in any industry in which the business is conducted or in which the Buyer conducts business, or in the industry generally (and in this regard, the Buyer makes the acknowledgments in clause 5.13 of this document).

5.12     NO FURTHER WARRANTIES

         Except for the Warranties, neither the Seller nor any related body corporate of the Seller makes any express or implied representation or warranty at all including:

         (a) as to the physical condition or suitability for any particular purpose or functionality or lack of defects of any plant and equipment or leased equipment or premises or fixtures on premises (including the NIXAP Equipment);

         (b)      as to markets or supplies;

         (c) as to future matters, including future costs, revenues or profits; or

         (d) as to the accuracy, completeness or reasonableness of any projection, forecast or forward looking information, or of any assumptions on which they are based.

5.13     BUYER ACKNOWLEDGES OPPORTUNITY FOR ADVICE AND INQUIRIES

         The Buyer acknowledges and agrees that (including for the purposes of clause 5.11):

         (a) the Buyer and its representatives have had an opportunity to conduct a due diligence investigation and evaluation of the assets and the business of the Company, and have used that opportunity;

         (b) the Buyer has made, and relies on, its own searches, investigations and enquiries in respect of the business or the assets of the Company;

         (c) the Buyer has had independent legal, financial and technical advice relating to the purchase of the assets and the business of the Company and to the terms of this document and to the documents to be executed pursuant to it;

         (d)      the Buyer is an expert in the leasing of seismic equipment;

         (e) the Buyer has extensive knowledge and experience in matters in the oil field seismic exploration industry;

         (f) the Buyer has made and is relying on its own independent investigation, analysis and evaluation of the information provided by the Seller and of other information which it considers relevant; and

         (g) the Buyer has satisfied itself in relation to matters revealed, or which should have been revealed had reasonable care and due diligence been exercised, by its inquiries, investigation, analysis and evaluation.

5.14     BUYER NOT AWARE OF A WARRANTY BREACH

         At the date of this document, the Buyer does not know of, or have any ground to suspect, anything which may be, or would with the lapse of time or giving of notice, or both, be likely to become, a breach of any Warranty.

6.       TERMINATION

6.1      BREACH

         If a party breaches a provision of this document, the other party may give notice in writing to the party in breach requiring it to remedy the breach.

6.2      NOTICE OF TERMINATION

         (a) If the party in breach has not remedied the matter in accordance with clause 6.1 within 14 days of a party receiving such a notice, or if the breach is not capable of remedy (in which case no notice is required), the other party may, without affecting any other of its rights or remedies, terminate this document by written notice.

         (b) The Seller may terminate this document by written notice at any time, with immediate effect from the date of service of the notice. For the avoidance of doubt, exercise of this right will not constitute a breach by the Seller of clause 3.1.

6.3      SURVIVING CLAUSES

         The provisions of clauses 1 and 6 to 12 will survive termination of this document. Termination will not affect any rights or remedies accruing prior to termination.

6.4      DEPOSIT

         Upon termination prior to Completion, the deposit of $100,000 shall be refunded to the Buyer as soon as practicable.

7.       CONFIDENTIALITY AND DISCLOSURES

7.1      CONFIDENTIALITY

         The following definitions apply in this clause 7.

         "DISCLOSING PARTY" means the party giving information.

         "RECEIVING PARTY" means the party to whom information is given.

         "CONFIDENTIAL INFORMATION" means any written or oral information of a technical, business or financial nature which:

         (a) is taken by any provision of this document to be Confidential Information; or

         (b) the Disclosing Party makes the Receiving Party aware is considered by the Disclosing Party to be confidential and proprietary,

         but does not include information which the Receiving Party can establish:

         (c)      was in the public domain when it was given to the Receiving
                  Party;

         (d) becomes, after being given to the Receiving Party, part of the public domain, except through disclosure contrary to this document;

         (e) was in the Receiving Party's possession when it was given to the Receiving Party and was not otherwise acquired from the Disclosing Party directly or indirectly; or

         (f) was lawfully received from another person having the unrestricted legal right to disclose that information without requiring the maintenance of confidentiality.

7.2      OBLIGATIONS OF CONFIDENTIALITY

         Except as permitted by clause 7.3, the Receiving Party must not:

         (a) disclose Confidential Information directly or indirectly in any form to anyone else;

         (b)      use or make a copy of any Confidential Information except to:

                  (i) acquire or check information in connection with this document and the transactions contemplated by it; or

                  (ii) perform any of its obligations under this document or in relation to any of the transactions contemplated by it.

7.3      EXCEPTIONS TO OBLIGATIONS OF CONFIDENTIALITY

         The obligations in clause 7.2 do not apply to a Receiving Party where:

         (a) the Disclosing Party has first agreed in writing to the particular disclosure, use, or copying;

         (b) the information is disclosed to a professional adviser, banker or financial adviser of the Receiving Party or to a person whose consent is required under this document or for a transaction contemplated by it, and that person undertakes to the Disclosing Party:

                  (i) not to disclose any of the Confidential Information in any form to anyone else; and

                  (ii) only to use the Confidential Information for the purposes of advising the Receiving Party or financing the Receiving Party or considering whether to give that consent (as the case may be); or

         (c) the Receiving Party is required by law to disclose any Confidential Information, promptly gives notice to the Disclosing Party of that requirement and discloses only that portion of the Confidential Information which it is legally required to disclose.

7.4      RETURN OF CONFIDENTIAL INFORMATION

         If Completion does not occur on or before the Completion Date, a Receiving Party must immediately:

         (a) deliver to the Disclosing Party all documents and other materials containing, recording or referring to Confidential Information which are in its possession, power or control; and

         (b) ensure that any person who receives the Confidential Information by the Receiving Party's authority returns the Confidential Information (in any form in which it is held) to the Disclosing Party.

         The obligations imposed by this clause survive termination of this document.

7.5      WARRANTIES

         The Disclosing Party warrants to the Receiving Party in relation to the Confidential Information that it discloses that to its knowledge:

         (a) it has the right to disclose that Confidential Information to the Receiving Party;

         (b) it has the right to authorise the Receiving Party to use that Confidential Information as permitted by this document; and

         (c) there is no competing claim of title or intellectual property infringement relating to the use of that Confidential Information.

7.6      DISCLOSURE BY COMPANY

         If the Company discloses information to the Buyer the Company is taken to be a Disclosing Party, and the Seller enters this clause on its own behalf and as agent of and trustee for the Company, which may enforce this clause against the Buyer in consideration of the disclosure made. The obligations of the Buyer under this clause end on Completion.

7.7      CONFIDENTIALITY OF THE AGREEMENT

         Each party must treat the existence and terms of this document confidentially and no announcement or communication relating to the negotiations of the parties or the existence, subject matter or terms of this document may be made or authorised by a party unless:

         (a)      the other parties have first given their written approval;

         (b) the disclosure is to the party's employees, consultants, professional advisers, bankers, financial advisers or financiers or to a person whose consent is required under this document or for a transaction contemplated by it and those persons undertake to keep confidential any information so disclosed; or

         (c) the disclosure is made to the extent reasonably needed to comply with any applicable law or requirement of any Government Agency or regulatory body (including any relevant stock exchange).

8.       SELLER'S CONTINUING RIGHT TO ACCESS DOCUMENTS

         The Buyer must:

         (a) allow the Seller, and any person appointed by the Seller, at any time, including any time in the future, during normal business hours, to inspect and copy all documents, records, correspondence, accounts and other information whatsoever relating to the SSI Contract; and

         (b) procure Paul Duncan and any employee of the Company to provide all reasonable assistance to the Seller or any related party of the Seller, in responding to any requests for information relating to the SSI Contract.

            The Seller will reimburse the Buyer for all reasonable actual costs incurred by it in complying with the Buyer's obligation under this clause 8. For the purposes of this clause 8, the Buyer's reasonable actual costs will be taken to include a reasonable proportion of the wages of Paul Duncan or any other employees of the Company who may be required to assist the Seller.

9.       COSTS AND STAMP DUTY

9.1      COSTS GENERALLY

         Except to the extent specified in clause 9.2 and 12.6, each party must bear and is responsible for its own costs in connection with the preparation, execution, Completion and carrying into effect of this document.

9.2      STAMP DUTY GENERALLY

         The Buyer must bear and is responsible for all stamp duty on or in respect of:

         (a)      this document;

         (b) the sale, purchase, assignment or transfer of any property under this document; and

         (c)      any instrument or transaction contemplated by this document.

10.      NOTICES

10.1     HOW TO GIVE A NOTICE

         A notice, consent or other communication under this document is only effective if it is:

         (a)      in writing, signed by or on behalf of the person giving it;

         (b)      addressed to the person to whom it is to be given; and

         (c)      either:

                  (i) delivered or sent by pre-paid mail (by airmail, if the addressee is overseas) to that person's address; or

                  (ii) sent by fax to that person's fax number and the machine from which it is sent produces a report that states that it was sent in full.

10.2     WHEN A NOTICE IS GIVEN

         A notice, consent or other communication that complies with this clause is regarded as given and received:

         (a)      if it is delivered or sent by fax:

                  (i) by 5.00 pm (local time in the place of receipt) on a Business Day - on that day; or

                  (ii) after 5.00 pm (local time in the place of receipt) on a Business Day, or on a day that is not a Business Day - on the next Business Day; and

         (b)      if it is sent by mail:

                  (i)    within Australia - 3 Business Days after posting; or

                  (ii) to or from a place outside Australia - 7 Business Days after posting.

10.3     ADDRESS FOR NOTICES

         A person's address and fax number are those set out below, or as the person notifies the sender:

         SELLER
         Address:       108 Marine Terrace
                        FREMANTLE  WA  6160
         Fax number:    (08) 9430 5901
         Attention:     Company Secretary

         BUYER
         Address:       PO Box 1175, Huntsville
                        TEXAS, 77342-1175, USA
         Fax number:    936-291-2277
         Attention:     Chief Financial Officer

11.      AMENDMENT AND ASSIGNMENT

11.1     AMENDMENT

         This document can only be amended, supplemented, replaced or novated by another document signed by the parties.

11.2     ASSIGNMENT

         Before Completion, a party may only dispose of, declare a trust over or otherwise create an interest in its rights under this document with the consent of each other party.

12.      GENERAL

12.1     GOVERNING LAW

         (a)      This document is governed by the law in force in Western
                  Australia.

         (b) Each party submits to the non-exclusive jurisdiction of the courts exercising jurisdiction in Western Australia, and any court that may hear appeals from any of those courts, for any proceedings in connection with this document, and waives any right it might have to claim that those courts are an inconvenient forum.

12.2     GIVING EFFECT TO THIS DOCUMENT

         Each party must do anything (including execute any document), and must ensure that its employees and agents do anything (including execute any document), that the other party may reasonably require to give full effect to this document.

12.3     WAIVER OF RIGHTS

         A right may only be waived in writing, signed by the party giving the waiver, and:

         (a) no other conduct of a party (including a failure to exercise, or delay in exercising, the right) operates as a waiver of the right or otherwise prevents the exercise of the right;

         (b) a waiver of a right on one or more occasions does not operate as a waiver of that right if it arises again; and

         (c) the exercise of a right does not prevent any further exercise of that right or of any other right.

12.4     OPERATION OF THIS DOCUMENT

         (a) This document contains the entire agreement between the parties about its subject matter. Any previous understanding, agreement, representation or warranty relating to that subject matter is replaced by this document and has no further effect. For the avoidance of doubt, the Buyer has undertaken its own due diligence and enquiries prior to entry into this document and relies on no representations or warranties of the Seller or Nautronix Asia Pacific Pte Limited except as set out in clause 5.1.

         (b) Any right that a person may have under this document is in addition to, and does not replace or limit, any other right that the person may have.

         (c) Any provision of this document which is unenforceable or partly unenforceable is, where possible, to be severed to the extent necessary to make this document enforceable, unless this would materially change the intended effect of this document.

12.5     OPERATION OF INDEMNITIES

         (a) Each indemnity in this document survives the expiry or termination of this document.

         (b) A party may recover a payment under an indemnity in this document before it makes the payment.

12.6     GST

         (a) Subject to paragraphs (b) to (e) of this clause 12.6, the consideration for any supply under or as contemplated by this document is exclusive of GST. The Buyer is responsible for payment of that GST and indemnifies the Seller (on a full indemnity basis) in respect of any such amount.

         (b) If a payment to satisfy a claim or a right to claim under or in connection with this document (for example, for misleading or deceptive conduct or for misrepresentation or for a breach of any Warranty or warranty of the Buyer or for indemnity or for reimbursement of any expense) gives rise to a liability to pay

                  GST, the payer must pay, and indemnify the payee on demand against, the amount of that GST.

         (c) If a party has a claim under or in connection with this document for a cost on which that party must pay GST, the claim is for the cost plus all GST (except any GST for which that party is entitled to an input tax credit).

         (d) If a party has a claim under or in connection with this document whose amount depends on actual or estimated revenue or which is for a loss of revenue, revenue must be calculated without including any amount received or receivable as reimbursement for GST (whether that amount is separate or included as part of a larger amount).

         (e) The supply of the NIXAP Equipment is GST free and the Buyer is under no obligation to pay GST (whether to the Seller, Nautronix Asia Pacific Pte Limited or any other person) in respect of that supply.

12.7     CONSENTS

         Where this document contemplates that a party may agree or consent to something (however it is described), that party may:

         (a) agree or consent, or not agree or consent, in its absolute discretion; and

         (b)      agree or consent subject to conditions,

         unless this document expressly contemplates otherwise.

12.8     NO MERGER

         No provision of this document:

         (a)      merges on or by virtue of Completion; or

         (b) is in any way modified, discharged or prejudiced by reason of any investigations made or information acquired by or on behalf of the Buyer or by any of the conditions specified in clause 3.1 being waived.

12.9     COUNTERPARTS

         This document may be executed in counterparts.

12.10    ATTORNEYS

         Each person who executes this document on behalf of a party under a power of attorney declares that he or she is not aware of any fact or circumstance that might affect his or her authority to do so under that power of attorney.

13.      TND

         The Buyer acknowledges that the Company is liable for any potential liability for TND and any amounts incurred or surrendered by the Company in relation to that amount.

         Subject to Completion having occurred, the Buyer indemnifies the Seller on a full indemnity basis for any Loss or Claim of or against the Seller in respect of:

         (a) any liability for TND or any amounts incurred or surrendered in relation to that amount; and

         (b)      any breach of this clause by the Buyer.

                                   SCHEDULE 1

                                   (Clause 5)

                                   DISCLOSURES



Any disclosure in this Schedule 1 limits each Warranty in Schedule 2.

1. Non-exclusive licence with respect to part of the premises at Unit 3, 12 Archimedes Street, Darra, Queensland, granted by Seismic Supply International Pty Ltd ACN 010 993 736 to the Company pursuant to a licence arrangement dated 30 November 2002, a copy of which has been provided to the Buyer prior to entry into this contract.

2. The contract dated 23 July 1997 between Seismic Supply International Pty Ltd ("SSI")and SeaBeam Instruments Inc (now Harris Acoustic Products Corp) ("SSI CONTRACT") (a copy of which has been provided to the Buyer prior to entry into this contract) and the subpoenas issued by a court in San Diego, USA and served on Nautronix Inc ( a wholly owned subsidiary of the Seller incorporated in California, USA), pursuant to which Nautronix Inc has been requested to provide various documents relating to the SSI Contract. Further, SSI was the contracting party as the SSI Contract was entered into and completed while the business of the Company was a division of SSI and not a separate legal entity.

                                   SCHEDULE 2

                                   (Clause 5)

                               SELLER'S WARRANTIES

1.       THE SELLER

1.1 The Seller is duly incorporated and validly exists under the law of its place of incorporation which is Western Australia.

1.2      The Seller has full legal capacity and power to own the Shares.

1.3 The Seller is not insolvent and no receiver has been appointed over any part of its assets and no such appointment has been threatened.

1.4 The Seller is not in liquidation or administration and no proceedings have been brought or threatened or procedure commenced for the purpose of winding up the Seller or placing it under administration.

1.5      The Seller is not affected by an Insolvency Event.

1.6 The Seller is not entering into this document as trustee of any trust or settlement.

2.       DUE AUTHORISATION

2.1 The Seller has full legal capacity and power to enter into this document and to carry out the transactions that it contemplates.

2.2 The Seller has taken all corporate action that is necessary or desirable to authorise its entry into this document and its carrying out the transactions that it contemplates.

2.3      The Seller holds each Authorisation that is necessary or desirable to:

         (a) execute this document and to carry out the transactions that it contemplates; or

         (b) ensure that this document is legal, valid, binding and admissible in evidence,

         and it is complying with any conditions to which any of these Authorisations is subject.

2.4 This document constitutes legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms (except to the extent limited by equitable principles and laws affecting creditors' rights generally), subject to any necessary stamping or registration.

2.5 Neither execution of this document by the Seller nor the carrying out by the Seller of the transactions that it contemplates, does or will:

         (a) to the knowledge of the Seller, contravene any law to which the Seller or any of its property is subject or any order of any Government Agency that is binding on the Seller or any of its property;

         (b)      to the knowledge of the Seller, contravene any Authorisation;

         (c) contravene any undertaking or instrument binding on it or any of its property; or

         (d)      contravene its constitution.

3.       SHARES

3.1      The Seller is the sole legal and beneficial owner of the Shares.

3.2      The Shares comprise the entire issued capital of the Company.

3.3 The Seller has full right, title and interest in the Shares free from any Encumbrance or third party interest.

3.4 The Seller has not disposed of, agreed to dispose of, or granted any option to any person to purchase any of the Shares or any interest in any of the Shares.

3.5 There is no restriction on the sale or transfer of the Shares to the Buyer except for the consent of the directors of the Company to the registration of the transfer of the Shares.

4.       NIXAP EQUIPMENT

The following warranties contained in this clause 4 are made solely as at
Completion:

4.1 Nautronix Asia Pacific Pte Limited is the sole legal and beneficial owner of the NIXAP Equipment.

4.2 Nautronix Asia Pacific Pte Limited has full right, title and interest in the NIXAP Equipment free from any Encumbrance or third party interest.

4.3 Nautronix Asia Pacific Pte Limited has not disposed of, agreed to dispose of, or granted any option to any person to purchase any of the NIXAP equipment.

5.       LAST ACCOUNTS

5.1 To the knowledge of the Seller, the Last Accounts disclose a true and fair view of the state of the affairs, financial position and assets and liabilities of the Company as at the Last Accounts Balance Date, and the income, expenses and results of the operations of the Company for the year ended on that date and were prepared in accordance with the Corporations Act and Australian Accounting Standards applied on a consistent basis.

5.2 To the knowledge of the Seller, the unaudited management accounts for the period 1 July 2002 to 30 November 2002 were prepared in accordance with the Company's usual accounting practices.

5.3 To the Seller's knowledge and belief, there has not arisen since 30 November 2002 any item, transaction or event of a material or unusual nature likely to affect substantially the operations or results or state of affairs the Company.

5.4 No dividends have been declared by the Company since the Last Accounts Balance Date.

6.       COMMITMENTS

6.1 To the Seller's knowledge and belief, there are no outstanding commitments of the Company for capital expenditure other than replacements and normal purchases of plant and equipment in the ordinary course of business.

6.2      To the Seller's knowledge and belief, other than as disclosed in
         Schedule 1, the Company is not a party to any material contract or material commitment entered into which is outside the ordinary course of business.

7.       BUSINESS

7.1 The Company is the legal and beneficial owner of all of its assets, which are free of any Encumbrance.

7.2 To the Seller's knowledge and belief, the Company holds all statutory licences, consents, authorisations and permits necessary for the proper carrying on of its business and the use of the Premises and they are each valid and subsisting. To the Seller's knowledge and belief, there is no fact, matter or circumstance known to the Seller that might prejudice the continuance or renewal of those licences, consents, authorisations or permits.

7.3 To the Seller's knowledge and belief, the business of the Company is conducted in accordance with all applicable laws, does not contravene any laws and no allegation of any contravention of any laws by the Company is know to the Seller.

7.4 To the Seller's knowledge and belief, all accounts, books, ledgers, financial and other records of whatsoever kind of the Company:

         (a) have been fully and properly maintained and contain due records of all matters required to be entered by any relevant legislation and there has not been removed from them any material records or information;

         (b) do not contain or reflect any material inaccuracies or discrepancies; and

         (c) disclose a true and fair view of the trading transactions, or the financial and contractual position of the Company and of its assets and liabilities; and

         (d)      are in the possession of the Company.

7.5 To the Seller's knowledge and belief, there are no powers of attorney given by the Company in favour of any person which are still in force.

8.       ENVIRONMENTAL COMPLIANCE

8.1 To the Seller's knowledge and belief, the Premises are free of all environmental contamination, including without limitation, any patent or latent environmental contamination of the atmosphere, air, soil, sub-soil, ground water or surface waters within or adjacent to such premises.

8.2 To the Seller's knowledge and belief, there have been no orders issued which have not been fully complied with and cleared, investigations conducted or other proceedings taken or threatened by any governmental body or other regulatory authority or threatened in writing by any person under any applicable environmental laws and regulations with respect to the business of the Company.

9.       INTELLECTUAL PROPERTY


9.1 To the Seller's knowledge and belief, all registered trade marks, patents, designs and copyright relating to the business of the Company are:

         (a)      legally and beneficially vested in or licensed by the Company;

         (b)      not presently being infringed;

         (c) not subject to any licence or authority in favour of any third party.

10.      LITIGATION

10.1 The Company is not engaged in any prosecution, litigation or arbitration proceedings. To the Seller's knowledge and belief, there are no such proceedings pending or threatened by or against the Company, nor are there any facts or disputes which might give rise to any such proceedings.

10.2 To the Seller's knowledge and belief, there are no disputes of which the Seller is actually aware which may or might give rise to such proceedings.

11.      INSURANCE

11.1 All risks, whether in relation to damage to property, personal injury or otherwise, and all of the assets of the Company of an insurable nature are adequately insured for amounts which would be maintained in accordance with prudent business practice and with a reputable and properly authorised or licensed insurer. To the Seller's knowledge and belief, there is no circumstance or fact known to the Seller which would lead to any contracts of insurance which cover those risks being prejudiced.

12.      TAXATION

12.1 To the Seller's knowledge and belief, the Company has duly complied with all obligations imposed by and provisions of the Tax Act.

12.2 To the Seller's knowledge and belief, the Company has duly complied with all obligations imposed under the Tax Act in relation to the quotation of tax file numbers by employees of the Company and the deduction by the Company of tax instalments where required under the Tax Act, including the guidelines under applicable privacy legislation; and the Company has not committed any offence in relation to the collection, recording, use or disclosure of tax file numbers.

12.3 The Company has filed all returns under the Tax Act for the income year and franking year covered by the Last Accounts and to the Seller's knowledge and belief, for all previous years, together with any applicable certificates, notices, declarations and any other lodgements whether mandatory or otherwise in the interests of the Company; to the Seller's knowledge and belief, all such returns were correct and on a proper basis, and to the Seller's knowledge and belief, no dispute exists in relation to any of them, nor to the Seller's knowledge and belief, are there any facts or circumstances which might give rise thereto.

12.4 All Tax under the Tax Act for the income year and franking year covered by the Last Accounts and to the Seller's knowledge and belief, all prior income and franking years which has been assessed or imposed or which is deemed to have been assessed or imposed or which is lawfully assessable or payable by the Company has been duly assessed and paid.

12.5 To the Seller's knowledge and belief, the Company has not made a false or misleading statement to a taxation officer within the meaning of the Tax Act in relation to any income or franking year and there is no unresolved dispute with any Revenue Authority under the Tax Act.

12.6 To the Seller's knowledge and belief, all necessary information, declarations, certificates, notices, returns and any other required lodgements in respect of Taxes, other than Tax under the Tax Act, have been properly and duly submitted by the Company to all relevant Revenue Authorities in respect of Tax for all relevant periods up to the date of this agreement, and will continue to be submitted until the Completion Date. To the Seller's knowledge and belief, the Company has not made a false or misleading statement in relation thereto and there is no unresolved dispute with any Revenue Authority, nor are there any facts or circumstances which might give rise thereto.

12.7 To the Seller's knowledge and belief, all Taxes, other than Tax under the Tax Act, which have been assessed or imposed or which are deemed to have been assessed or imposed or which are lawfully assessable or payable by or upon any member of the Company and which were due and payable as at the Last Accounts Balance Date have been paid or remitted to the relevant Revenue Authority by the Company.

12.8 The Company has not in the past 5 years paid or become liable to pay, nor, to the Seller's knowledge and belief, are there any circumstances by reason of which it is likely to become liable to pay, any penalty, fine or interest under the Tax Act or with respect to any Tax under that or other legislation.

12.9 The Company has not in the past 5 years suffered any investigation, audit, visit or written request for the production of information by any Revenue Authority and the Company has not been notified of or is aware of any proposed such investigation, audit, visit or request.

12.10 To the Seller's knowledge and belief, all credits and debits to any franking account maintained by the Company have been duly and properly recorded in accordance with the Tax Act giving rise to a franking account balance in conformity with the Tax Act, and there are no existing or pending statutory franking debits in relation to dividend streaming arrangements, on-market share buy-back purchases or otherwise.

12.11 The Company has not lodged an application for the determination of an estimated franking debit and no notice has been received or to the Seller's knowledge and belief, is expected at the date of this agreement that would give rise to a franking debit based on an estimated debit determination under the Tax Act.

12.12 To the Seller's knowledge and belief, all documents and records have been kept and maintained in compliance with the Tax Act including (without limiting the generality thereof) all records required in relation to the franking account balance of the Company and records necessary to permit the ascertainment of all information required in relation to capital gains and capital losses including net capital gains and net capital losses under the Tax Act.

12.13 To the Seller's knowledge and belief, the Company has not been a party to or has participated in any non-arm's length transaction that could be affected by the exercise of discretionary powers of the relevant Revenue Authority including (without limiting the generality thereof) transactions relating to trading stock, plant and equipment, securities or assets subject to the capital gains tax provisions of the Tax Act.

12.14 To the Seller's knowledge and belief, the Company has not been a party to or has participated in transactions or arrangements that could give rise to the exercise by the Relevant Authority of its powers under the Tax Act in relation to losses and outgoings incurred under tax avoidance schemes, or in relation to international agreements or schemes to reduce income tax, or any other discretionary powers of the relevant Revenue Authority under the Tax Act by virtue of which transactions or arrangements entered into by the Company may be re-opened, revised or given an interpretation different from that adopted by the Company.

13.      FILINGS

13.1 To the Seller's knowledge and belief, the Company has filed all annual returns, resolutions, particulars, other forms, returns and documents as and where required to be filed or registered under the Corporations Act; to the Seller's knowledge and belief, such returns and forms were accurate in all material respects, and the Company is not liable to be struck off the register of companies.

14.      STAFF AND SUPERANNUATION

14.1 The Seller has disclosed to the Buyer in writing prior to the date of this document full and correct details of:

         (a) the employees of the Company and the employment conditions of all employees of the Group whose remuneration exceed $25,000 per annum; and

         (b) all contracts of service or for services and letters of appointment in respect of any employees of, or consultants to, the Company which cannot be terminated on less than 2 months' notice or where such contract has not been reduced to writing, reasonable notice.

14.2 To the Seller's knowledge and belief, each of the contracts entered into by the Company with employees or consultants is enforceable against the parties to it and there is no party in breach of, or in default under, any such contract.

15.      BROKERAGE

15.1 No person is entitled to recover from the Company any fee or commission in connection with the purchase or sale of the Shares.

                                   SCHEDULE 3

                                 NIXAP EQUIPMENT

Promax 2-D System

4 x NR 103 Units

3 x NDS 100 Units

4 x Aquarius Unit

Seistec 2000 Tester

388 Line Tester

2 x PSU - 6 Boxes

750 Seismic Strings

Bathy Echosounder

ELAC Multibeam Echosounder c/w HDP 4061

4 x NR109's

EXECUTED as a deed



EXECUTED by NAUTRONIX LTD:


/s/Mark Alexander Patterson                   /s/Ross William Stuart
---------------------------------------       ----------------------------------
Signature of director                         Signature of director/secretary


Mark Alexander Patterson                      Ross William Stuart
---------------------------------------       ----------------------------------
Name                                          Name





EXECUTED by MITCHAM INDUSTRIES INC:


/s/Billy F. Mitcham, Jr.                      /s/P. Blake Dupuis
---------------------------------------       ----------------------------------
Signature of director                         Signature of director/secretary


Billy F. Mitcham, Jr.                         P. Blake Dupuis
---------------------------------------       ----------------------------------
Name                                          Name